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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Maverick Tube Corporation for the registration and offer to exchange $120,000,000 of 2004 4.00% Convertible Senior Subordinated Notes due 2033 and an Exchange Fee for all outstanding 4.00% Convertible Senior Subordinated Notes due 2033, and to the incorporation by reference therein of our report dated February 6, 2004, with respect to the consolidated financial statements and schedule of Maverick Tube Corporation included or incorporated by reference in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

St. Louis, Missouri
December 16, 2004